                                                   Registration Number 333-_____
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------

                              COVENTRY CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            TENNESSEE                                       62-1297579
 (State or Other Jurisdiction of                         (I.R.S. Employer
 Incorporation or Organization)                       Identification Number)

           501 CORPORATE DRIVE, SUITE 400, FRANKLIN, TENNESSEE 37067
                                 (615) 771-4141
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code of Registrant's Principal Executive Offices)

                            -------------------------

                                SHIRLEY R. SMITH
             VICE PRESIDENT, CORPORATE GENERAL COUNSEL AND SECRETARY
                              COVENTRY CORPORATION
                         501 CORPORATE DRIVE, SUITE 400
                           FRANKLIN, TENNESSEE 37067
                                 (615) 771-4177
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                          COPIES OF COMMUNICATIONS TO:

                                 BOB F. THOMPSON
                             BASS, BERRY & SIMS PLC
                           2700 FIRST AMERICAN CENTER
                           NASHVILLE, TENNESSEE 37238
                                 (615) 742-6262

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box, and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                           ---------------------------

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================
                                                     Proposed Maximum          Proposed Maximum        Amount Of
     Title Of Shares            Amount To             Aggregate Price         Aggregate Offering      Registration
    To Be Registered          Be Registered            Per Unit (1)                Price (1)              Fee
-------------------------------------------------------------------------------------------------------------------
Common Stock,
  par value $.01 per share   439,560 shares              $16.1875                 $7,115,378             $2,100
===================================================================================================================

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low sales prices of the Company's Common Stock on February 27, 1997, as reported by the Nasdaq Stock Market National Market.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED MARCH 3, 1998

                                 439,560 Shares

                              COVENTRY CORPORATION

                                  COMMON STOCK
                          -----------------------------

        This Prospectus relates to the offering and sale of up to 439,560 shares of common stock, par value $.01 per share ("Common Stock"), of Coventry Corporation, a Tennessee corporation ("Coventry" or the Company") by Coventry Health and Life Insurance Company ("CHLIC") a wholly-owned subsidiary of the Company. The shares of Common Stock offered hereby (the "Offered Securities") were sold to CHLIC by Coventry on March 31, 1997.

         The Common Stock may be sold from time to time by CHLIC. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. At the time of a particular offer or sale of any of the Offered Securities is made by CHLIC, to the extent required pursuant to the Securities Act, a supplement to this Prospectus will be distributed which describes the method of sale in greater detail. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers or dealers engaged by CHLIC may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from CHLIC in amounts to be negotiated immediately prior to the sale. CHLIC and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Act and any profit on the sales of Offered Securities and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Act.

                        --------------------------------

         THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                        --------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Common Stock to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered in any jurisdiction in which it is not lawful or to any person to whom it is not lawful to make any such offer or solicitation.

                 THE DATE OF THIS PROSPECTUS IS MARCH __, 1998.

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3 under the Securities Act with respect to the Shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions or contents of any contract or other document referred to herein are not necessarily complete. With respect to each such contract or agreement or document, reference is made to such document for a more complete description, and each such statement is deemed to be qualified in all respects by such reference.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Securities and Exchange Commission (the "Commission"). Proxy statements, reports and other information concerning the Company can be inspected and copied at the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices in New York (7 World Trade Center, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661), and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the Commission The Company's Common Stock is quoted on the Nasdaq National Market. Proxy Statements, reports and other information concerning the Company also may be inspected at the offices of the National Association of Securities Dealers, Inc., Corporate Financing Department, 9513 Key West Avenue, 3rd Floor, Rockville, Maryland 20850.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission by the Company are hereby incorporated herein by reference:

                  (i) Annual Report on Form 10-K for year ended December 31, 1996, as amended by Forms 10-K/A filed on April 1, 1997, April 30, 1997, June 11, 1997, July 3, 1997 and July 25, 1997;

                  (ii) Coventry's Proxy Statement dated July 29, 1997 for its Annual Meeting of Shareholders held on August 20, 1997, as supplemented on August 5, 1997;

                  (iii) Quarterly Reports on Form 10-Q for quarter ended March 31, 1997, as amended by Forms 10-Q/A filed June 11, 1997 and July 3, 1997, for quarter ended June 30, 1997, and for quarter ended September 30, 1997; and

                  (iv) Current Reports on Form 8-K filed on February 26, 1997, April 14, 1997, May 14, 1997, July 9, 1997, November 7, 1997, January
         9, 1998 and February 6, 1998.

                  (v) Description of Common Stock of the Company contained in the Company's Registration Statement on Form 8-A filed with the Commission on April 11, 1991, and any amendment or report filed for the purpose of updating such description.

                  (vi) The description of the Company's Stock Purchase Rights (the "Rights") contained in the Registration statement on Form 8-A filed with the Commission on February 5, 1996, and any amendment or report filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Section 13(a), 13(c), and 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, except for the exhibits to such documents (other than exhibits specifically incorporated by reference therein). Written requests should be directed to:

                              Coventry Corporation
                              501 Corporate Drive
                           Franklin, Tennessee 37067
                             Attn: Shirley R. Smith
             Vice President, Corporate General Counsel and Secretary

              Telephone requests may be directed to (615) 771-4177.

                                   THE COMPANY

         The following discussion is not intended to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information appearing elsewhere or incorporated by reference in this Prospectus. Except as otherwise specified herein, all references herein to "Coventry" and "the Company" shall include the Company and its wholly-owned subsidiaries.

         Coventry is a managed health care company that at December 31, 1997 provided comprehensive health benefits and services to 897,758 members in Pennsylvania, Ohio, West Virginia, Missouri, Illinois and Virginia. Health care services are provided to employer groups and government funded groups through a variety of full-risk health care plans, including health maintenance organizations ("HMOs") and preferred provider organization ("PPO") products.

         Coventry's HMO products provide comprehensive health care benefits to enrollees, including ambulatory and inpatient physician services, hospitalization, pharmacy, dental, optical, mental health, ancillary diagnostic and therapeutic services. Coventry, through its regional health plans, also offers fully-insured flexible provider products, including PPO products and point of service ("POS") products which permit enrollees to participate in managed care but allow them to choose, at the time services are required, to use providers not participating in the managed care network. In addition, Coventry markets a Medicare risk product under the name "Advantra(R)" in the St. Louis, western and central Pennsylvania, West Virginia, Ohio, and Southern Illinois markets and offers health care coverage to Medicaid recipients in the St. Louis and central Missouri markets. Coventry's health plans offer an administrative services only product to employers who self-insure their employee's health benefits.

         Coventry's health plans maintain provider networks which furnish health care services through contractual arrangements with physicians, hospitals and other health care providers, rather than providing reimbursement to the enrollee for the charges of such products. Because the health plans receive the same amount of revenue from their enrollees irrespective of the cost of health care services provided, they must manage both the utilization of services and unit costs of the services. In the aggregate, Coventry contracts with approximately 18,000 physicians and 270 hospitals for its HMO, PPO and POS programs.


                               RECENT DEVELOPMENTS

         The Board of Directors of Coventry has unanimously approved and recommended to shareholders a Capital Contribution and Merger Agreement dated as of November 3, 1997 ("Combination Agreement") by and among, inter alia, Coventry, Coventry Health Care, Inc. ("Newco"), Principal Health Care, Inc. ("PHC") and Principal Mutual Life Insurance Company ("Mutual") and a related Agreement and Plan of Merger ("Merger Plan") by and among Coventry, Newco and Coventry Merger Corporation ("Merger Sub").

         The Combination Agreement and related Merger Plan provide that at the effective time (the "Effective Time"), Merger Sub will merge with and into Coventry, with Coventry being the surviving corporation, and each outstanding share of Common Stock shall be converted into one share of Newco's common stock ("Newco Common Stock") and one right (each a "Newco Right") to be issued under that certain rights agreement between Newco and ChaseMellon Shareholder Services, LLC. In addition, each outstanding convertible exchangeable subordinated promissory note (collectively the "Coventry Convertible Notes") issued by Coventry shall be converted into a convertible exchangeable subordinated promissory note (collectively the "Newco Convertible Notes") containing substantially the same terms and conditions as the Coventry Convertible Notes. No fractional shares will be issued by Newco in the Merger.

         Simultaneously at the Effective Time, PHC, an indirect wholly-owned subsidiary of Mutual, will effect a capital contribution to Newco of certain assets, including the issued and outstanding capital stock of certain of PHC's wholly-owned subsidiaries (including its HMO subsidiaries in sixteen states); Newco will assume the liabilities of PHC, including all liabilities of PHC relating to the PHC Assets, except certain liabilities, and Newco will issue to PHC that number of shares of Newco Common Stock and Newco Rights as shall equal 66 2/3% of the shares of Newco Common Stock issued to Coventry's shareholders in the Merger plus 66 2/3% of the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes (or in the event the Coventry Convertible Notes are converted into shares of Coventry Preferred Stock prior to the Effective Time, the shares of Newco

Common Stock issuable upon conversion of the Newco Preferred Stock). Based on the 33,304,462 shares of Common Stock outstanding on February 2, 1998 and the 4,166,000 shares issuable upon conversion of $41,660,000 principal amount of Coventry Convertible Notes outstanding on that date, Newco will issue approximately 33,304,462 shares of Newco Common Stock to Coventry's shareholders and 24,980,308 shares of Newco Common Stock to PHC.

         The shares of Newco Common Stock issued to PC will constitute 40% of the sum of (i) the issued and outstanding shares of Newco Common Stock immediately after the Effective Time and (ii) the shares of Newco Common Stock issuable upon conversion of the Newco Convertible Notes or the Newco Preferred Stock, and a similar percentage of the Newco Rights.

         At the Effective Time, Newco, Mutual and PHC will enter into the Shareholders' Agreement which includes (i) a standstill agreement, pursuant to which Mutual and its affiliates will agree for the five-year period following the Effective Time (A) not to acquire more than 40% of the total of issued and outstanding shares of Newco Common Stock other than pursuant to the Combination Agreement and the instruments and agreements thereunder and (B) not to take certain other actions; (ii) certain restrictions on direct or indirect transfers of Newco Common Stock by Mutual and/or its affiliates; (iii) registration rights pursuant to which Mutual and/or its affiliates may demand that Newco register certain shares of Newco Common Stock under a registration statement filed with the Commission and may participate as a selling party in the registered offerings of the Newco Common Stock; and (iv) Mutual, together with its affiliates, will have the right to designate six of the fifteen members of the Newco Board of Directors.

         At or prior to the Effective Time, Newco will enter into an agreement with Mutual (the "Management Services Agreement") to manage, for 3.3% of the premium revenue attributable therefrom, that portion of those indemnity health insurance policies issued by Mutual which provide coverage in the Newco markets ("Administered Health Insurance Policies"), which markets will include those geographic areas in which Coventry, PHC and their respective subsidiaries conduct business operations. The earned premium for the Administered Health Insurance Policies was approximately $432 million for the nine months ended September 30, 1997. The Management Services Agreement will terminate on December 31, 1999 at which time Newco's indirectly wholly-owned subsidiary, Coventry Health and Life Insurance Company ("CHLIC"), will have the obligation, pursuant to a renewal rights agreement (the "Renewal Rights Agreement"), to offer to renew the insurance policies constituting the Administered Health Insurance Policies and, to the extent that customers choose to renew such policies with Mutual rather than CHLIC, will reinsure such policies pursuant to a coinsurance agreement (the "Coinsurance Agreement") with Mutual.

         Newco will issue to Mutual at the Effective Time a warrant (the "Newco Warrant") that gives Mutual the right to purchase from Newco that number of shares of Newco Common Stock as shall equal 66 2/3% of the total number of shares of Newco Common Stock as shall actually be issued by Newco upon the exercise or conversion of the Coventry Options, Coventry Warrants and PHC Options assumed by Newco upon the same terms and conditions as set forth in the Coventry Options, Coventry Warrants and PHC Options. As of December 5, 1997, Coventry had outstanding 3,302,587 Coventry Options with an average exercise price of $13.47 and 2,477,766 Coventry Warrants with an average exercise price of $10.79. As of December 31, 1997, PHC had outstanding 750,000 PHC Options with an exercise price per option equal to $14.50. Mutual's right to purchase shares of Newco Common Stock under the Newco Warrant will vest, from time to time, with respect to the number of shares of Newco Common Stock as shall be issued upon exercise of the Coventry Options, Coventry Warrants or PHC Options, upon receipt of notice from Newco of the exercise and issuance of such shares and shall terminate upon the expiration of the Newco Warrant on the later of (x) the 90th day following receipt of notice of exercise of the underlying Coventry Option, Coventry Warrant or PHC Option or (y) the expiration of the exercise period of such underlying option or warrant. Based on the exercise periods of the underlying Coventry Options, Coventry Warrants or PHC Options, the Newco Warrant will terminate with respect to 6% through 2003, and 44%, 3%, 20%, 26%, and 1% of the shares covered thereby in the years 2004 through 2008, respectively. Coventry estimates that the fair market value of the Newco Warrant as of November 4, 1997 was approximately $25.0 million.

         Relative Voting Power Before and After the Effective Time

         The following table sets forth the relative voting power in Coventry and in Newco, before and after exercise of the Newco Warrant and all stock options and warrants held by each as of January 31, 1998, of, respectively, (i) Mutual, (ii) Warburg, (iii) all directors and executive officers of Coventry, as a group, and (iv) all other shareholders of Coventry.

                                                                                              After the Effective Time
                                                                                   -------------------------------------------
                                                                                    Prior to exercise of     After exercise of
                                                                                       Newco Warrant           Newco Warrant
                                                                                      and options and         and options and
                                                                Prior to the          warrants held at        warrants held at
                                                               Effective Time         January 31, 1998        January 31, 1998
                                                               --------------         ----------------        ----------------
Mutual.......................................................       0                     40.0%(1)                40.0%(1)
Warburg(1)...................................................      10.1%                   6.1%                    8.8%
All Coventry directors and executive officers as a group.....       5.5%                   3.3%                    4.0%
All other Coventry shareholders..............................      84.4%                  50.6%                   47.2%

(1) Assumes the conversion of $37,490,000 principal amount of Convertible Notes into 3,749,000 shares of Coventry (and after the Effective Time Newco) Preferred Stock, which has one vote per share.

         Newco's headquarters will be located at 6705 Rockledge Drive, Suite 100, Bethesda, Maryland 20817. The Board of Directors of Newco on the Effective Time will consist of the Board of Directors of Coventry immediately prior to the Merger and six directors designated by Mutual. Allen F. Wise, the President and Chief Executive Officer of Coventry, will serve as President and Chief Executive Officer of Newco after the Effective Time. Kenneth J. Linde, President and Chief Executive Officer of PHC, will serve as Executive Vice President and Chief Operating Officer of Newco after the Effective Time. Dale B. Wolf, Senior Vice President, Chief Financial Officer and Treasurer of Coventry, will serve as Chief Financial Officer and Treasurer of Newco after the Effective Time.

         The obligations of Coventry, Mutual and PHC to consummate the transactions contemplated by the Combination Agreement (the "Business Combination") are subject to certain conditions, including, but not limited to:
(i) the Combination Agreement shall have been approved and adopted by the affirmative vote of the holders of a majority of the shares of the Coventry Common Stock entitled to be cast at the Special Meeting; (ii) all material authorizations, consents and approvals of third parties shall have been obtained; (iii) this Proxy Statement/Prospectus shall have been declared effective under the Securities Act and shall not be subject to any stop order;
(iv) no action or proceeding shall have been instituted before a court or other governmental body by any governmental agency or public authority to restrain or prohibit the transactions contemplated by the Combination Agreement or to obtain an amount of damages or other material relief in connection therewith and no governmental agency shall have given notice to the effect that the consummation of the transactions contemplated by the Combination Agreement will constitute a violation of any law or that it intends to commence proceedings to restrain the consummation thereof; (v) Coventry and PHC shall have each received an opinion of counsel as to certain tax matters; and (vi) certain other conditions customary in transactions of this nature, including the receipt of other necessary regulatory approvals and the performance by the parties of their respective obligations under the Combination Agreement shall have been waived or satisfied.

                                  RISK FACTORS

         In addition to the other information included or incorporated by reference in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby. This discussion also identifies important cautionary factors that could cause the Company's actual results to differ materially from those projected in forward looking statements of the Company made by, or on behalf of, the Company.

RISKS OF GOVERNMENTAL PROGRAMS AND REGULATIONS

         Coventry's and PHC's industry is heavily regulated and the laws and rules governing the industry and interpretations of those laws and rules are subject to frequent change. Existing or future laws and rules could force Newco to change how it does business and may restrict Newco's revenue and/or enrollment growth and/or increase its health care and administrative costs. Regulatory approvals must be obtained and maintained to market many of the products and services of Coventry and PHC. Delays in obtaining or failure to obtain or maintain such approvals could adversely affect Newco's revenue or the number of covered lives, or could increase costs.

         Each of Coventry and PHC is, and Newco will be, subject to risks associated with offering Medicaid and Medicare risk products, including pricing and other regulatory restrictions, potentially higher medical loss ratios and risks associated with entering new markets. Newco currently intends to continue to expand these products, and its exposure to such risks will increase. Coventry's and PHC's HMO subsidiaries which provide managed health care services under the Federal Employees Health Benefits Program are subject to audit, in the normal course of business, by the United States Office of Personnel Management ("OPM"), and such audits could result in material adjustments. Coventry's and PHC's financial results are also susceptible to future state and federal regulatory measures, including health care reform. Recently, the Clinton Administration and various leaders of the U.S. Congress have proposed legislation which could result in increased costs to managed care providers.

LIMITATIONS ON ABILITY TO INCREASE REVENUES

         Increases in Newco's revenues will be generally dependent upon its ability to increase premiums and number of members, as well as the mix of the products sold. Coventry's health care plan membership recently has shown only moderate increases; while membership in PHC's plans increased at a more vigorous rate prior to 1997, much of the increased membership was not profitable, and recent PHC premium rate increases may result in fewer members in the future. Although premium rates for managed care plans generally have increased recently, competitive pressures, regulatory restrictions and consumer preference for lower-priced health care options may cause decreases or severely limit increases in the future. The premiums from governmental programs such as Medicare or Medicaid are generally not based on an individual company's anticipated costs and cannot be adjusted by the company. Certain of the customers of Coventry and of PHC represent a significant percentage of the membership of one or more of their respective health plans, and the loss of one or more of such customers could cause a material adverse effect on the revenues of Newco in the future.

LIMITS ON ABILITY TO PROJECT ACTUAL HEALTH CARE COSTS

         A substantial portion of the revenue received by Coventry and PHC, and expected to be received by Newco, is expected to pay the costs of health care services or supplies delivered to persons covered by its health plan and insurance products. The total health care costs incurred by Coventry and PHC, and to be incurred by Newco, are affected by the number of individual services rendered and the cost of each service. Much of the premium revenue is set in advance of the actual delivery of services and the related incurring of the cost, usually on a prospective annual basis. While Coventry and PHC attempt to base the premiums they charge at least in part on their estimate of expected health care costs over the fixed premium period, competition, regulations and other circumstances may limit their and Newco's ability to fully base premiums on estimated costs. In addition, many factors may and often do cause actual health care costs to exceed those estimated, including increased cost of individual services, catastrophes, epidemics, seasonality, general inflation, new mandated benefits or other regulatory changes and insured population characteristics. Accordingly, there may be discrepancies between reserves for incurred-but-not-reported liabilities and the actual amount of such liabilities. Historically, increases in health care prices and utilization have caused health care costs to rise faster than general inflation. While these increases have moderated recently, there can be no assurance that health care prices or utilization will not again increase at a more rapid pace.

RISKS OF AGREEMENTS WITH PROVIDERS

         Prior to 1997, Coventry's St. Louis and Pennsylvania health plans offered members access to Company owned and staffed medical centers, as well as to networks of contracting providers. During 1997, the Company's medical centers were sold to provider systems which have contracted to provide care to the Company's members continuing to use such centers. Newco expects that substantially all its membership will be served by providers contracting with Newco to provide the requisite medical care. The ability of Newco to contract successfully with a sufficiently large number of providers in a given geographic market will impact the relative attractiveness of its managed care products in those markets. The terms of such provider contracts also have a material impact on Newco's medical costs and its ability to control such costs. In certain markets, currently served by Coventry and PHC, certain provider systems have significant market positions, and may compete with Coventry or PHC and, in the future, Newco. If such provider systems refuse to contract with Newco, place Newco at a competitive disadvantage or use their market position to negotiate contracts unfavorable to Newco, Newco's product offerings or profitability in such market areas could be adversely affected.

         Among the medical cost control techniques Coventry has utilized, and Newco will continue to utilize, are capitation agreements with providers pursuant to which providers are paid a fixed dollar amount per member under the agreement, with the provider obligated to provide all of a particular type of medical service required by the members, and global capitation agreements, pursuant to which a single integrated hospital-physician provider system provides substantially all hospital and medical services to large number of members for a fixed percentage of the premium charged by Coventry. While these systems may shift to the contracting provider system the risk that medical costs will exceed the amounts anticipated, Coventry and Newco will be exposed to the risk that the provider systems will be financially unable or unwilling to fulfill their payment or medical care obligations under the capitation agreements, and to the risk that members may prefer other providers in the market.

RECENT OPERATING LOSSES

         Coventry experienced significant operating losses in 1996 and in the first quarter of 1997 and has only recently returned to profitability. PHC incurred operating losses in 1995, 1996 and the first nine months of 1997. While management of Coventry believes that the operating results of the PHC Business will improve in 1998 and 1999 and that efficiencies in combined operations after the Effective Time will improve the profitability of the combined companies, no assurance can be given that such efficiencies or profitability will be achieved.

INFORMATION SYSTEMS AND ADMINISTRATIVE EXPENSE RISKS

         The level of administrative expense is a significant factor in the operating results of Coventry, PHC and, in the future, Newco. While Coventry and PHC attempt to effectively manage such expenses, increases in staff-related and other administrative expenses may occur from time to time due to business or product startups or expansions, growth or changes in business, acquisitions, regulatory requirements or other reasons. Such expense increases are not clearly predictable, and increases in administrative expenses may adversely affect results. As a result of the Business Combination, the parties will seek to reduce the level of their combined administrative expense through integration efficiencies, including some personnel reductions. However, the substantially greater scope of Newco's operations over those of Coventry and PHC, respectively, may lead to increases in administrative expenses, particularly in the short term.

         Coventry's and PHC's businesses are significantly dependent on effective information systems. Coventry and PHC have different information systems for their various businesses. Newco will attempt to reduce the number of systems and also upgrade and expand its information systems capabilities. Failure to maintain an effective and efficient information system could result in loss of existing customers and difficulty in attracting new customers, customer and provider disputes, regulatory problems, increases in administrative expenses or other adverse consequences. In addition, Newco, may, from time to time, obtain significant portions of its systems-related or other services or facilities from independent third parties which may make Newco's operations vulnerable to such third party's failure to perform adequately. Although both Coventry and PHC have undertaken programs designed to prevent material information system disruption at January 1, 2000, such programs have not been completed and are subject to the failure of third party vendors to comply with planned software revisions.

RISK OF INTEGRATION OF THE BUSINESSES

         The Business Combination involves the integration of two companies that have previously been operated independently. Among the factors considered by the Coventry Board of Directors in connection with its approval of the Combination Agreement were the opportunities of integration efficiencies that should result from such integration. No assurance can be given that difficulties will not be encountered in such integration, including, without limitation, difficulties relating to the integration of the companies' management information, accounting, accrual and control systems, executive management and culture, or that the benefits expected from such operation and integration will be realized. Because of the demands placed on the management information systems of the combined companies, the integrated operations of Coventry and PHC are especially susceptible to risks associated with a malfunction in these systems, including an impairment of the systems' operations caused by the year 2000 problem. Any delays or unexpected costs incurred in connection with such operation and integration could have a material adverse effect on Newco's business, results of operations or financial condition.

FINANCING RISK

         Coventry's and PHC's recent financial losses may make it more difficult to obtain financing on as favorable terms in the future. In addition, operating losses by a subsidiary may require Coventry, PHC or Newco to make investments in, or to refinance loans to, such subsidiary in order to maintain required capital levels. Many of the state regulatory authorities in states in which Coventry and PHC conduct business are expected to increase capital requirements for managed care companies in the next two years. Coventry currently has a credit facility with a group of banks, under which Coventry has $42.8 million of outstanding indebtedness. The credit facility currently requires repayment in full on April 1, 1999. Consummation of the transactions contemplated by the Combination Agreement will require approval from Coventry's lending banks, which Coventry anticipates will be received.

ADMINISTERED HEALTH INSURANCE POLICIES RISK

         The Management Services Agreement and Renewal Rights Agreement contemplate that Newco will manage the Administered Health Insurance Policies in the Newco Markets and offer to renew such policies as are in force on December 31, 1999. Although Coventry believes that more than 50% of the Administered Health Insurance Policies utilize preferred provider networks or other elements of managed care similar to Newco's business, a significant amount of the policies will be indemnity policies under which the insurer is liable for all claims (subject to certain deductible amounts or copayment percentages) regardless of whether the provider has an agreement with the insurer. Neither Coventry nor PHC has any recent experience in the management or operation of a substantial indemnity health insurance business, and there can be no assurance that existing customers will renew their existing indemnity health insurance policies with Mutual while the Management Services Agreement is effective, or that such customers will agree to renew such policies with expiration of the Management Services Agreement, and there can be no assurance that the benefits expected from the Management Service Agreement, Renewal Rights Agreement and Coinsurance Agreement will be realized. In addition, to the extent policy holders elect to renew the Administered Health Insurance Policies with Mutual after December 31, 1999, CHLIC will be required to reinsure such policies which will require that CHLIC increase its capital by an amount estimated to be between $50 million to $100 million. There can be no assurance that Newco will be able to restructure its operations to free up existing capital, generate sufficient funds from operations to increase CHLIC's capital to required levels prior to December 31, 1999 or will be able to raise such capital from external sources.

RISK OF COMPETITION

         Coventry and PHC operate, and Newco will operate, in a highly competitive industry. In many of its geographic or product markets, Newco will compete with a number of other entities, some of which may have certain characteristics or capabilities that give them an advantage in competing with Newco. In many of Newco's markets, Newco will initially have a small share of the total market for the managed health insurance business and will be exposed to additional risks relating to competition with larger or more established competitors. Coventry believes that there are few barriers to entry in these markets, so that the addition of new competitors can occur relatively easily. Certain of Coventry's and PHC's existing customers may decide to perform for themselves functions or services formerly provided by Coventry or PHC, resulting in a decrease of Newco's projected revenue. In addition, significant merger and acquisition activity has occurred in the managed care industry as well as in other segments of the health care industry, both nationally and in various local markets. This activity may create stronger competitors and/or result in higher health care costs. To the extent that there is strong competition or that competition intensifies in any market, Newco's ability to retain or increase customers, its revenue growth, its pricing flexibility, its control over medical costs trends and its marketing expenses may all be adversely affected.

RISK OF SUBSTANTIAL BENEFICIAL OWNERSHIP OF NEWCO BY MUTUAL AND PHC

         As a result of the Merger and the Capital Contribution, PHC will own approximately 40% of the Newco Common Stock and, although it has agreed to a limitation on acquiring additional shares of the Newco Common Stock and from taking certain other actions, Mutual and its affiliates will be permitted under certain circumstances to acquire additional shares of Newco Common Stock in order to maintain a collective ownership of up to 40% of the Newco Common Stock, and to elect six of the fifteen members of

Newco's Board of Directors, until the earlier of the fifth anniversary of the Effective Time or certain other actions are taken by Newco. After the fifth anniversary of the Effective Time or after a third party acquires more voting securities than those held by Mutual, there will be no restrictions on the acquisition of Newco Common Stock by Mutual and its affiliates. During the period from the Effective Time until eighteen months thereafter, so long as Mutual maintains ownership of 40% of the Newco Common Stock, it is highly unlikely that any matter involving a shareholder vote, including the issuance of more than 20% of the Newco Common Stock, or an acquisition of Newco by merger, consolidation, share exchange or other transaction could be effectuated if Mutual were opposed thereto. During the period beginning eighteen months after the Effective Time and ending on the fifth anniversary of the Effective Time, Mutual has agreed to vote its shares in favor of an acquisition required to be approved by shareholders that the Board has recommended and has been approved by a majority of Newco's shareholders (other than Mutual and its affiliates). During the period after the termination of the "standstill restrictions" contained in the Shareholders' Agreement, and in any event after the fifth anniversary of the Effective Time, there will be no restrictions on the acquisition of additional shares of Newco Common Stock by Mutual and its affiliates, and as a result, Mutual, in addition to having an effective veto over transactions involving a shareholder vote (assuming it were to continue to beneficially own 40% of Newco's voting securities), could acquire over 50% of the outstanding Newco Common Stock and exercise actual control of Newco without a vote of the remaining Newco shareholders.

MARKETING RISK

         Coventry and PHC market their products and services through both employed sales people and independent sales agents. Although each of Coventry and PHC has a number of such sales employees and agents, if certain key sales employees or agents or a large subset of such individuals were to leave, Newco's ability to retain existing customers and members could be impaired. In addition, certain of the customers or potential customers of Coventry and PHC consider rating, accreditation or certification of Coventry and PHC by various private or governmental bodies or rating agencies necessary or important. Certain of Newco's health plans or other business units may not have obtained or may not desire or be able to obtain or maintain such accreditation or certification which could adversely affect Newco's ability to obtain or retain business with such customers. The managed care industry has recently received significant amounts of negative publicity. Such general publicity, or negative publicity regarding Coventry and PHC in particular, could adversely affect Newco's ability to sell its product or services or could create regulatory problems for Newco.

LITIGATION AND INSURANCE RISK

         The health care industry in general is susceptible to litigation and insurance risks, including medical malpractice liability, disputes relating to the denial of coverage and the adequacy of "stop-loss" reinsurance for costs resulting from catastrophic injuries or illnesses to Coventry's or PHC's members. Coventry and PHC have contingent litigation risk with certain discontinued operations. Such litigation may result in losses to Coventry, PHC and Newco which could have a material adverse effect on the operations, financial performance or prospects of Newco.

STOCK MARKET RISK

         Recently, the market prices of the securities of certain of the publicly-held companies in the industry in which Coventry and PHC operate have shown volatility and sensitivity in response to many factors, including public communications regarding managed care, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings or membership reports of particular industry participants, and acquisition activity. There can be no assurance regarding the level or stability of Newco's share price at any time or of the impact of these or any other factors on the share price.

                                 USE OF PROCEEDS

         The Company will not directly receive any of the proceeds from the sale of any shares of Common Stock held by CHLIC. However, since CHLIC is a wholly-named subsidiary, the net proceeds (estimated at approximately $7,105,000 after expenses, based on the closing sale price on February 27, 1998) will be indirectly received by the Company. All of the proceeds will be retained by CHLIC for its general corporate purposes.

                               SELLING SHAREHOLDER

         CHLIC has been a wholly-owned subsidiary of the Company since its acquisition in 1987. Its ownership of Common Stock prior to this offering was 439,560 shares, which it acquired from the Company on March 31, 1997 and after the completion of the offering it will cease to own shares of the Company's Common Stock.


                              PLAN OF DISTRIBUTION

         The Common Stock may be sold from time to time by CHLIC. Such sales may be made in the over-the-counter market, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares may be sold by one or more of the following:
(a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. At the time of a particular offer or sale of any of the Offered Securities is made by CHLIC, to the extent required pursuant to the Securities Act, a supplement to this Prospectus will be distributed which describes the method of sale in greater detail. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

         In effecting sales, brokers or dealers engaged by CHLIC may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from CHLIC in amounts to be negotiated immediately prior to the sale. CHLIC and agents who execute orders on its behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Act and any profit on the sales of Offered Securities and discounts, commissions or other compensation may be deemed to be underwriting compensation for purposes of the Act.

         CHLIC may indemnify any broker-dealer that participates in transactions involving the sale of shares of Common Stock against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Bass, Berry & Sims PLC, Nashville, Tennessee.

                                     EXPERTS

         The consolidated financial statements and schedules of the Company as of December 31, 1996, incorporated by reference herein, from the Company's 1996 Annual Report on Form 10-K, as amended by Forms 10-K/A filed April 1, 1997, April 30, 1997, June 11, 1997, July 3, 1997 and July 25, 1997, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         SEC Registration Fee............................................................... 2,116
         Legal Fees and Expenses............................................................ 5,000
         Accounting Fees and Expenses....................................................... 2,000
         Miscellaneous........................................................................ 884
         Total.............................................................................$10,000
                                                                                           =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in an official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation's best interests, (iii) in all other cases, the director or officer reasonably believed such conduct was in the corporation's best interests, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interests of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the Corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that such personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

         The Amended and Restated Charter (the "Charter") of the Company and its Amended and Restated Bylaws (the "Bylaws") provide that the Company shall indemnify against liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA as amended from time to time, or any subsequent law, rule or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company shall be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit. The Company has entered into indemnification agreements with each of the Company's directors and executive officers.

ITEM 16. EXHIBITS.

      Exhibit
      Number     Description
      ------     -----------
        2.1      Capital Contribution and Merger Agreement effective as of November 3, 1997 by and among Coventry Corporation, Coventry Health Care, Inc., Principal Mutual Life
                 Insurance Company, Principal Holding Company and Principal Health Care, Inc.*

        5        Opinion of Bass, Berry & Sims.

       23.1      Consent of Arthur Andersen LLP.

       23.2      Consent of Bass, Berry & Sims (included in exhibit 5).

       24        Power of Attorney (included on page II-4)
----------
         *       Incorporated by reference to Amendment No. 1 to Form S-4 (Registration No. 333-
                 45821) of Coventry Health Care, Inc.


ITEM 17.  UNDERTAKINGS

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made of the securities offered hereby, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

THE REGISTRANT. Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Franklin, State of Tennessee, on the 3rd day of March, 1998.

                                           COVENTRY CORPORATION

                                           By: /s/ Alan F. Wise
                                           -------------------------------------
                                           Alan F. Wise
                                           President and Chief Executive Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Shirley R. Smith his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:


             Signature                                Title                                    Date
             ---------                                -----                                    ----

/s/ Alan F. Wise
---------------------------------        President, Chief Executive Officer              March 3, 1998
Alan F. Wise                             and Director (Principal Executive
                                         Officer)
/s/ Dale B. Wolf
---------------------------------        Senior Vice President, Chief                    March 3, 1998
Dale B. Wolf                             Financial Officer and Treasurer
                                         (Principal Financial and Accounting
                                         Officer)

---------------------------------        Director                                        _____________, 1998
John H. Austin, M.D.

---------------------------------        Director                                        _____________, 1998
Philip N. Bredesen

/s/ Lawrence De France
---------------------------------        Director                                        March 3, 1998
Lawrence De France

/s/ Emerson D. Farley, Jr.
---------------------------------        Director                                        March 3, 1998
Emerson D. Farley, Jr., M.D.

---------------------------------        Director                                        _____________, 1998
Lawrence N. Kugelman

/s/ Richard H. Jones
---------------------------------        Director, Senior Vice President,                March 3, 1998
Richard H. Jones                         Finance and Development

             Signature                                Title                                    Date
             ---------                                -----                                    ----


/s/ Patrick T. Hackett
---------------------------------        Director                                        March 2, 1998
Patrick T. Hackett

---------------------------------        Director                                        _____________, 1998
Rodman W. Moorhead

                                INDEX TO EXHIBITS


  Exhibit
    No.               Description
   -----              -----------
     2.1              Capital Contribution and Merger Agreement effective as of November 3, 1997 by and among Coventry Corporation, Coventry Health Care, Inc., Principal
                      Mutual Life Insurance Company, Principal Holding Company and Principal
                      Health Care, Inc.*

     5                Opinion of Bass, Berry & Sims.

    23.1              Consent of Arthur Andersen LLP.

    23.2              Consent of Bass, Berry & Sims (included in exhibit 5).

    24                Power of Attorney (included on page II-4)

----------

* Incorporated by reference to Amendment No. 1 to Form S-4 (Registration No. 333-45821) of Coventry Health Care, Inc.